Exhibit 99.1
Contact:
Ramsey Hamadi, EVP and Chief Financial Officer
336-369-0900
NewBridge Bancorp Reports First Quarter Profit;
Credit Costs Decline and Net Interest Margin Expands
•	Net interest income increased 23% over prior year’s first quarter

•	Net interest margin increased 98 bps over prior year’s first quarter, 34 bps over fourth quarter 2009, to 3.97%

•	Provision expense declined 56% from prior year’s first quarter

•	Nonperforming loans declined 11% from June 2009 peak to $56.7 million or 2.90% of total assets

•	Allowance for credit losses totaled 2.48% of total loans

•	Company maintained “well-capitalized” regulatory status; total risk-based capital climbed to 12.44% and leverage capital increased to 9.02%

•	Core deposits increased 7% in the quarter to $886 million

•	Excluding $1.7 million expense/loss related to Other Real Estate Owned, efficiency improved to 70% in the quarter
GREENSBORO, N.C., April 27, 2010 — NewBridge Bancorp (NASDAQ: NBBC), parent of NewBridge Bank, today reported net income of $373,000 for the three months ended March 31, 2010 compared to a net loss of $3.6 million for the three months ended March 31, 2009. After payment of preferred dividends, the net loss to common shareholders was $357,000, or ($0.02) per diluted share, compared with a net loss to common shareholders of $4.3 million, or ($0.28) per diluted share, for the same quarter a year ago.
Pressley A. Ridgill, President and Chief Executive Officer of NewBridge Bancorp, commented: “Despite continuing economic challenges, we are beginning to see signs of an improving loan portfolio, which is leading to better financial performance. We achieved a first quarter improvement in pre-tax income of $7.0 million from the quarter ended March 31, 2009, to $476,000 from a loss of $6.5 million. This hard won improvement was due in large part to better trends in our nonperforming loan portfolio and improved operating efficiencies. Loan charge-offs continued to fall. Provision expense decreased from $8.5 million in the first quarter of 2009 to $3.7 million in the first quarter of 2010, a decline of 56%. We are increasingly confident that our disciplined approach to early recognition of problems and aggressive loan management has served us well. We are further encouraged as we achieved continued positive trends in rising net interest income and lower noninterest costs. Both of these are tracking closely to our 2010 profit plan. The increase in net interest income led to our higher net interest margin, to just under 4% in the quarter, and we expect it to continue at about that level for the balance of the year.”
Net interest income, net interest margin continued to grow
Net interest income increased $3.3 million to $17.2 million for the first quarter this year from $14.0 million for the same quarter last year. The gain was due primarily to lower interest expense paid on deposits which in addition to the decline in interest related expenses resulted in a wider net interest margin. For the first quarter, the Company’s net interest margin reached 3.97%, or 98 basis points higher than the same period a year ago, and 34 basis points higher than the three months ended December 31, 2009. The weighted average cost of deposits fell 127 basis points to 1.28% for the quarter ended March 31, 2010 compared to 2.55% for the same quarter the year before. Last year, the Company’s deposit prices were negatively impacted by irrational pricing pressure from competing financial institutions. That situation caused intense margin pressure during late 2008 and the first two quarters of 2009 until the higher rate time deposits began to mature. In mid 2009, the Company began shifting its marketing and strategic focus away from higher cost time deposits and towards checking accounts and other core deposit relationships. In addition, softening loan demand and reduced liquidity demands allowed the Company to significantly reduce its dependence on retail time deposits.
Core deposits, including noninterest bearing deposits, NOW, money market and savings accounts increased $61.4 million, or 7%, for the quarter just ended. Noninterest bearing balances accounted for 20%, or $12.4 million, of the growth. NOW balances increased 20%, or $55.5 million, for the quarter and remain the focus of the Company’s marketing campaign. Certificates of deposit declined $15.4 million for the quarter. The average balance of retail time deposits declined $251 million for the first quarter compared with the same period a year ago, while the average cost of retail time deposits declined to 1.82% from 3.59% for the same two periods.
Balance Sheet
Although the Company originated $112 million of new loans during the quarter, loan demand remained soft, which led to a $28 million decline in net loan balances. The lower balances were offset by increases in investment securities, which rose $27 million. Total assets increased $7.8 million at the end of the quarter to $1.95 billion. The growth in assets was due primarily to an increase in overnight investments. Total liabilities increased $7.6 million with total deposits increasing $45.9 million. The deposit growth allowed the Company to pay down Federal Home Loan Bank and other borrowings by approximately $38 million during the quarter. At March 31, 2010, the Company’s liquidity sources remained strong as unencumbered investments, available borrowing lines and access to wholesale deposits exceeded $400 million.
Shareholders’ equity increased $127,000 to $164.7 million during the first quarter. This was due to changes in accumulated other comprehensive income of $390,000, which exceeded other changes in equity including an increase in the retained deficit of $358,000. At March 31, 2010 the Company’s tier one capital as a percentage of average assets was 9.02% and total capital as a percentage of total risk weighted assets was 12.44%, well above the levels required to meet the “well capitalized” standards of 5% and 10%, respectively.
Noninterest Income
Noninterest income declined 14.6%, to $3.4 million, for this year’s first quarter compared with $4.0 million for the same quarter a year ago. Noninterest income declined due primarily to an increase of $298,000 in loss on sale of other real estate owned (OREO). Deposit service charge income also fell $211,000 for the quarter to $1.9 million, indicating consumers are being more cautious about managing their banking relationship. Revenue from mortgage related activities was soft, rising just $20,000 to $214,000 for the quarter compared to the same period a year ago.
Noninterest Expense
Noninterest expense increased $486,000 to $16.5 million due primarily to an increase in OREO write-down and expense, up $1.0 million to $1.2 million. Personnel expenses were also up modestly due in part to the addition of Bradford Mortgage employees and a new office location in downtown Greensboro.

These expenses were largely offset by the closing of five offices. Mr. Ridgill commented, “We have made a substantial improvement in the cost management culture of this organization. We are closely tracking our efficiency and are pleased to report that, excluding the expense and loss related to OREO, our efficiency was improved at 70%, comparing favorably to 84% for the three months ended March 31, 2009.”
Asset Quality
Asset quality trends remain favorable and continue to show signs of improvement following the peak in nonperforming loans in June of 2009. The Company’s most closely monitored nonperforming assets are non-accruing loans excluding troubled debt restructures. These loans totaled $47.4 million at March 31, 2010, down $4.1 million since December 31, 2009 and down $8.8 million since their peak at June 30, 2009.
Total nonperforming assets increased $462,000 to $86.0 million, or 4.40% of total assets, at March 31, 2010, from $85.6 million, or 4.40% of total assets, at December 31, 2009. The increase was primarily the result of an added $2 million in real estate acquired in settlement of loans and a $3.5 million addition in troubled debt restructured loans, partially offset by a $4.1 million decrease in nonaccruing loans that have not been restructured.
At the end of the first quarter, the allowance for credit losses totaled $35.5 million, 2.48% of total loans, or 63% of nonperforming loans. Excluding loans for which the full anticipated loss has been charged off, the allowance for credit losses totaled 108% of nonperforming loans, compared to 105% at December 31, 2009. Mr. Ridgill reported, “Our current results are improved as a result of the substantial write-downs we absorbed earlier in this credit cycle.” Since the adverse credit cycle began in late 2007, charged-off loans have totaled more than 5% of the Company’s gross loans as measured from the peak loan balance. In the first quarter, net charged-off loans totaled $4.0 million, or an annualized rate of 1.13%.
Outlook
Mr. Ridgill discussed the outlook, “Through the first three months of this year our financial results have closely tracked our 2010 profit plan. We are optimistic we will have a profitable year that will reward our shareholders. Tough actions we took early in this credit cycle are resulting in improvements thus far this year. We made realistic mark-to-market adjustments on our problem assets and established strategies to reduce expenses and improve our operating margins. These factors should benefit us for the rest of the year. While our net interest margin has steadily grown over the last four quarters, the benefits of lowering deposit costs has largely been realized; therefore, we anticipate a flattening but stable net interest margin in the range of 4%. NewBridge Bank maintains a largely neutral interest rate risk position and would generally be unaffected by most rising interest rate scenarios. The strong expense controls demonstrated throughout 2009 are continuing in 2010 as we maintain our disciplined cost management culture. We are actively exploring opportunities to grow noninterest income through acquisitions such as Bradford Mortgage, although organic recruitment of talent is likely to remain our best opportunity for growth in the near future.”
About NewBridge Bancorp
NewBridge Bancorp is the parent company of NewBridge Bank, a full service state chartered community bank with headquarters in Greensboro, North Carolina. NewBridge Bank also offers financial planning and investment alternatives, such as mutual funds and annuities, through Raymond James Financial Services, Inc., a registered broker dealer.
With approximately $2.0 billion of total assets, NewBridge Bank is one of the largest community banks in North Carolina, and based on deposit market share is the largest community bank in the Piedmont Triad Region of North Carolina. The Bank has 33 offices in the Piedmont Triad Region of North Carolina, the Wilmington, NC area and Harrisonburg, VA.
Disclosures About Forward Looking Statements
The discussions included in this document and its exhibits may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of NewBridge and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of NewBridge’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in NewBridge’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. NewBridge undertakes no obligation to revise or update these statements following the date of this press release.
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FINANCIAL SUMMARY

	Three Months Ended March 31, 2010			Three Months Ended March 31, 2009
	Average	Interest Income/	Average Yield/	Average	Interest Income/	Average Yield/
(Fully taxable equivalent basis, dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Earning Assets
Loans receivable	$1,452,707	$19,431	5.42%	$1,597,154	$22,080	5.61%
Investment securities	340,397	4,309	5.13%	294,295	3,705	5.11%
Other earning assets	21,450	20	0.38%	69,014	67	0.39%

Total Earning Assets	1,814,554	23,760	5.31%	1,960,463	25,852	5.35%
Non-Earning Assets	139,690			151,982

Total Assets	$1,954,244	23,760		$2,112,445	25,852

Interest-Bearing Liabilities
Deposits	$1,366,765	4,302	1.28%	$1,520,520	9,568	2.55%
Borrowings	244,157	1,711	2.84%	242,609	1,827	3.05%

Total Interest-Bearing Liabilities	1,610,922	6,013	1.51%	1,763,129	11,395	2.62%
Demand deposits	159,568			153,520
Other liabilities	18,108			18,915
Shareholders’ equity	165,646			176,881

Total Liabilities and Shareholders’ Equity	$1,954,244	6,013		$2,112,445	11,395

Net Interest Income		$17,747			$14,457

Net Interest Margin			3.97%			2.99%
Interest Rate Spread			3.80%			2.73%

FINANCIAL SUMMARY

	2010	2009
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
Period-End Balances
(Dollars in thousands)
Assets	$1,954,292	$1,946,526	$2,009,544	$2,065,297	$2,136,621
Loans	1,434,443	1,463,094	1,495,966	1,526,550	1,575,452
Investment securities	352,582	325,339	344,268	314,999	305,280
Earning assets	1,806,625	1,799,472	1,857,677	1,927,843	1,949,362
Noninterest-bearing deposits	168,414	156,040	159,725	160,827	159,440
Savings deposits	41,565	39,502	40,365	41,091	40,960
NOW accounts	326,751	271,208	211,570	180,555	185,418
Money market accounts	349,538	358,165	376,982	401,211	397,979
Time deposits	658,985	674,395	823,916	877,770	921,331
Interest-bearing liabilities	1,603,813	1,607,844	1,662,807	1,713,320	1,783,521
Shareholders’ equity	164,732	164,604	166,397	167,248	173,727

Asset Quality Data
(Dollars in thousands)
Nonperforming loans:
Commercial nonaccrual loans, not restructured	$42,869	$46,788	$44,889	$47,621	$43,919
Commercial nonaccrual loans which have been restructured	4,406	1,777	1,747	2,893	158
Non-commercial nonaccrual loans	4,566	4,772	6,443	8,589	9,103

Total nonaccrual loans	51,841	53,337	53,079	59,103	53,180
Loans past due 90 days or more and still accruing	$2,571	$3,450	$3,354	$3,792	$3,038
Troubled debt restructured, accruing	2,300	1,442	1,260	1,169	3,920

Total nonperforming loans	56,712	58,229	57,693	64,064	60,138
Other real estate owned	29,316	27,337	19,031	16,030	12,345

Total nonperforming assets	$86,028	$85,566	$76,724	$80,094	$72,483
Net chargeoffs	4,042	8,629	16,010	7,783	3,290
Allowance for credit losses	35,524	35,843	38,902	44,104	41,034
Allowance for credit losses to total loans	2.48%	2.45%	2.60%	2.89%	2.60%
Nonperforming loans to total loans	3.95	3.98	3.86	4.20	3.82
Nonperforming assets to total assets	4.40	4.40	3.82	3.88	3.39
Nonperforming loans to total assets	2.90	2.99	2.87	3.10	2.81
Net charge-off percentage (annualized)	1.13	2.34	4.25	2.04	0.84
Allowance for credit losses to nonperforming loans	62.64%	61.56%	67.43%	68.84%	68.23%
Allowance for credit losses to nonperforming loans, net of non-performing loans for which the full anticipated loss has been charged off	108.38%	104.52%

FINANCIAL SUMMARY

	Three Months Ended March 31
	2010	2009
Income Statement Data
(Dollars in thousands, except share data)
Interest income:
Loans	$19,430	$22,080
Other	3,820	3,291

Total interest income	23,250	25,371
Interest expense	6,012	11,395

Net interest income	17,238	13,976
Provision for credit losses	3,723	8,518

Net interest income after provision for credit losses	13,515	5,458
Noninterest income	3,430	4,014
Noninterest expense	16,469	15,983

Income (loss) before income taxes	476	(6,511)
Income taxes	103	(2,933)

Net income (loss)	373	(3,578)
Dividends and accretion on preferred stock	(730)	(730)

Net income (loss) available to common shareholders	$(357)	$(4,308)

Net income (loss) per share:
Basic	$(0.02)	$(0.28)
Diluted	$(0.02)	$(0.28)

Other Data

Return on average assets	0.08%	(0.69)%
Return on average equity	0.90	(8.29)
Net yield on earning assets	3.97	2.99
Efficiency	77.52	85.89
Average loans to assets	74.34	75.61
Average loans to deposits	95.18	95.41
Average noninterest — bearing deposits to total deposits	10.45	9.17
Average equity to assets	8.48	8.28
Total capital as a percentage of total risk weighted assets	12.44	12.24

COMMON STOCK DATA

	2010	2009
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
Market value:
End of period	$3.56	$2.22	$2.74	$2.07	$2.11
High	4.34	2.78	3.11	2.70	3.04
Low	2.08	1.89	1.82	1.39	0.94
Book value	7.18	7.17	7.28	7.34	7.75
Tangible book value	6.85	6.83	6.94	6.98	7.38
Shares outstanding at period-end	15,655,868	15,655,868	15,655,868	15,655,868	15,655,868
Average shares outstanding	15,655,868	15,655,868	15,655,868	15,655,868	15,655,868